As filed with the Securities and Exchange Commission on August 3, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ATN INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-0728886
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

500 Cummings Center, Suite 2450

Beverly, Massachusetts 01915

(Address of principal executive offices) (Zip Code)

ATN International, Inc. 2023 Equity Incentive Plan

(Full title of the plan)

Michael T. Prior

President and Chief Executive Officer

ATN International, Inc.

500 Cummings Center, Suite 2450

Beverly, Massachusetts 01915

(Name and address of agent for service)

(978) 619-1300

(Telephone number, including area code, of agent for service)

Copies to:

Laurie A. Cerveny

Bryan S. Keighery

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, Massachusetts 02110

Telephone: (617) 341-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. ☐

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

Information Required in the Section 10(a) Prospectus

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3.   Incorporation of Documents by Reference.

ATN International, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (filed with the Commission on March 15, 2023);

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023 (filed with the Commission on May 10, 2023);

(c)	The Registrant’s Current Reports on Form 8-K filed with the Commission on March 14, 2023; June 9, 2023; June 13, 2023; and July 17, 2023.

(d)	The description of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) contained in Exhibit 4.1 to the Registrant’s Amendment No. 1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (filed with the Commission on April 29, 2020), and including any amendments or reports filed with the SEC for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Registrant has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Registrant files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

The validity of the securities registered hereby is being passed upon for the Registrant by Morgan, Lewis & Bockius LLP. One or more partners or other employees of Morgan, Lewis & Bockius LLP may beneficially own shares of the Registrant’s Common Stock.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that we have the power to indemnify directors, officers, employees or agents and certain other persons serving at our request in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position. Under the DGCL we may pay all these expenses, provided that: (1) the person in question acted in good faith and in a manner reasonably believed to be not opposed to our best interests; and (2) in the case of a criminal proceeding, the person had no reasonable cause to believe the conduct in question was unlawful. We shall make no indemnification in connection with any proceeding brought on our behalf where the person involved is adjudged to be liable to us, except as may be ordered by a court.

Article FIVE of our Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”), provides that none of our directors shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Section 102 of the DGCL allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Article SIX of our By-Laws, as amended and restated (“By-Laws”), provides that each of our directors and officers (a) shall be indemnified by us against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in our right) brought against him by virtue of his position as a director or officer of ours if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful and (b) shall be indemnified by us against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in our right brought against him or her by virtue of his or her position as a director or officer of ours if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he or she is required to be indemnified by us against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses may be advanced to a director or officer, provided that he or she undertakes to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification for such expenses.

Article SIX of our By-Laws further provides that the indemnification provided therein is not exclusive, and provides that in the event that the DGCL is amended to expand the indemnification permitted to directors or officers we must indemnify those persons to the fullest extent permitted by such law as so amended.

We have purchased and maintain insurance to protect our directors and officers entitled to indemnification in accordance with our By-Laws against liabilities asserted against or incurred by them in their capacity as such.

We are party to indemnification agreements with our directors and executive officers that are intended to complement the indemnity and protection available under our Restated Certificate of Incorporation and By-Laws, and the directors’ and officers’ liability insurance policy we maintain. The indemnification agreements provide, in effect, that we shall indemnify the directors to the maximum extent permitted by Delaware law, and include procedures for our reimbursement of expenses which may be incurred in connection with any action, suit, proceeding, hearing, inquiry or investigation, where the individual’s involvement is by reason of the fact that he or she is our director or a director of one of our subsidiaries. We also expect to enter into indemnification agreements with individuals who become directors in the future.

The above discussion of the Restated Certificate of Incorporation, By-Laws, the Indemnification Agreements, and the DGCL is not intended to be exhaustive and is respectively qualified in its entirety by such Restated Certificate of Incorporation, By-Laws, Indemnification Agreements, and applicable statutes.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes the signature page hereto and is incorporated herein by reference.

Item 9.   Undertakings

A.            The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 2014 Plan.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Exhibit

5.1	Opinion and Consent of Morgan, Lewis & Bockius LLP
23.1	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.1
23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature pages hereto).
99.1	ATN International, Inc. 2023 Equity Incentive Plan effective June 6, 2023 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-12543) filed on June 13, 2023)
99.2	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Agreement under the 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-12543) filed on June 13, 2023)
99.3	Form of Performance Stock Unit Award Grant Notice and Performance Stock Unit Agreement under the 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-12543) filed on June 13, 2023)
107	Calculation of Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beverly, Commonwealth of Massachusetts on this 3rd day of August, 2023.

ATN INTERNATIONAL, INC.

By:	/s/ Michael T. Prior
Michael T. Prior
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That each person whose signature appears below constitutes and appoints Michael T. Prior and Mary Mabey, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Michael T. Prior	Chairman and Chief Executive Officer (Principal Executive Officer)	August 3, 2023
Michael T. Prior

/s/ Justin D. Benincasa	Chief Financial Officer (Principal Financial and Accounting Officer)	August 3, 2023
Justin D. Benincasa

/s/ Bernard Bulkin	Director	August 3, 2023
Bernard Bulkin

/s/ Richard J. Ganong	Director	August 3, 2023
Richard J. Ganong

/s/ April V. Henry	Director	August 3, 2023
April V. Henry

/s/ Derek Hudson	Director	August 3, 2023
Derek Hudson

/s/ Patricia Jacobs	Director	August 3, 2023
Patricia Jacobs

/s/ Pamela F. Lenehan	Director	August 3, 2023
Pamela F. Lenehan